Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES OF SIBANYE GOLD LIMITED (AS OF 31 DECEMBER 2017)

Rand Uranium Proprietary Limited, incorporated in South Africa

Sibanye Rustenburg Platinum Mines Proprietary Limited, incorporated in South Africa

Stillwater Mining Company, incorporated in Delaware

SWC Trading Inc., incorporated in Delaware